CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

MIAMI BREEZE CAR CARE, INC.

848 Brickell Ave, PH 5

Miami, Fl 33131

We hereby consent to the incorporation in the Form S-1/A for the year ended December 30, 2022 and for the period ended December 31, 2021 of MIAMI BREEZE CAR CARE, INC. (the “Company”) of our report dated October 5, 2023, with respect to the Financial Statements of the Company for the year ended December 31, 2022 and for the period ended December 31, 2021 and the related notes to the financial statements.

Mercurius & Associates LLP

(Formerly known as AJSH & Co LLP)

New Delhi, India

December 1, 2023